                                                                   Exhibit 99.03

                              Travelers Group Inc.

 Index to Supplemental Condensed Consolidated Financial Statements (unaudited)
             For the Three Months and Six Months Ended June 30, 1997

Supplemental Financial Statements (unaudited):                          Page No.

      Supplemental Condensed Consolidated Statement of Income
        (Unaudited) - Three and Six Months Ended June 30, 1997
        and 1996                                                             2

      Supplemental Condensed Consolidated Statement of Financial
        Position - June 30, 1997 (Unaudited) and December 31, 1996           3

      Supplemental Condensed Consolidated Statement of Changes in
        Stockholders' Equity (Unaudited) - Six Months Ended
        June 30, 1997                                                        4

      Supplemental Condensed Consolidated Statement of Cash Flows
        (Unaudited) - Six Months Ended June 30, 1997 and 1996                5

      Notes to Supplemental Condensed Consolidated Financial
        Statements - (Unaudited)                                             6

Management's Discussion and Analysis of Financial Condition and Results
  of Operations                                                              9

                      Travelers Group Inc. and Subsidiaries
       Supplemental Condensed Consolidated Statement of Income (Unaudited)
               (In millions of dollars, except per share amounts)

                                             Three Months Ended     Six Months Ended
                                                  June 30,              June 30,
                                             -------------------   --------------------
                                               1997      1996        1997       1996
---------------------------------------------------------------------------------------
Revenues
Insurance premiums                          $ 2,220   $ 2,060     $ 4,444    $ 3,316
Commissions and fees                          1,172     1,211       2,378      2,380
Interest and dividends                        4,047     3,297       7,545      6,465
Finance related interest and other charges      321       287         627        571
Principal transactions                          709       861       1,471      1,800
Asset management and administration fees        399       342         788        668
Other income                                    316       190         631        557
---------------------------------------------------------------------------------------
  Total revenues                              9,184     8,248      17,884     15,757
---------------------------------------------------------------------------------------
Expenses
Policyholder benefits and claims              1,906     2,319       3,811      3,590
Non-insurance compensation and benefits       1,511     1,503       3,059      3,025
Insurance underwriting, acquisition and
  operating                                     799       861       1,604      1,367
Interest                                      2,792     2,141       5,170      4,375
Provision for consumer finance credit losses     73        60         145        128
Other operating                                 654       650       1,299      1,243
---------------------------------------------------------------------------------------
   Total expenses                             7,735     7,534      15,088     13,728
---------------------------------------------------------------------------------------
Gain (loss) on sale of subsidiaries and
  affiliates                                      -       397           -        397
---------------------------------------------------------------------------------------
Income before income taxes and minority
  interest                                    1,449     1,111       2,796      2,426
Provision for income taxes                      517       281       1,000        766
Minority interest, net of income taxes           49       (44)         98        (44)
---------------------------------------------------------------------------------------
Income from continuing operations               883       874       1,698      1,704
---------------------------------------------------------------------------------------
Discontinued operations, net of income taxes:
  Income (loss) from operations                   -        (7)          -        (41)
=======================================================================================
Net income                                  $   883   $   867     $ 1,698    $ 1,663
=======================================================================================

Net income per share of common stock
   and common stock equivalents
   Continuing operations                    $  0.74   $  0.74     $  1.41    $  1.43
   Discontinued operations                        -     (0.01)      -          (0.04)
---------------------------------------------------------------------------------------
Net income                                  $  0.74     $0.73     $  1.41    $  1.39
=======================================================================================
Weighted average number of common shares
outstanding                                 1,151.3   1,130.6     1,153.0    1,133.8
   and common stock equivalents
=======================================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
       Supplemental Condensed Consolidated Statement of Financial Position
                            (In millions of dollars)

                                                              June 30, 1997  December 31, 1996
----------------------------------------------------------------------------------------------
                                                               (Unaudited)
Assets
Cash and cash equivalents
  (including $1,475 and $1,446 segregated under federal and
  other regulations or deposited with clearing organizations)  $   3,970         $   3,260
Investments and real estate held for sale:
   Fixed maturities, primarily available for sale at market
     value (amortized cost - $45,292 and $43,277)                 45,981            43,998
   Equity securities, at market (cost - $1,324 and $1,113)         1,377             1,157
   Mortgage loans                                                  3,748             3,812
   Real estate held for sale                                         502               459
   Policy loans                                                    1,873             1,910
   Short-term and other                                            5,135             5,173
----------------------------------------------------------------------------------------------
   Total investments and real estate held for sale                58,616            56,509
----------------------------------------------------------------------------------------------
Securities borrowed or purchased under agreements to resell      119,279            97,985
Brokerage receivables                                             14,362            11,592
Trading securities and commodities owned, at market value        148,753           126,568
Net consumer finance receivables                                   8,834             7,885
Reinsurance recoverables                                           9,876            10,234
Value of insurance in force and deferred policy acquisition
  costs                                                            2,698             2,563
Cost of acquired businesses in excess of net assets                3,115             3,060
Separate and variable accounts                                     9,830             9,023
Other receivables                                                  5,108             4,869
Other assets                                                      11,126            12,400
----------------------------------------------------------------------------------------------
Total assets                                                   $ 395,567         $ 345,948
==============================================================================================
Liabilities
Investment banking and brokerage borrowings                    $  12,286         $  10,020
Short-term borrowings                                              2,812             1,557
Long-term debt                                                    27,203            24,696
Securities loaned or sold under agreements to repurchase         135,696           103,572
Brokerage payables                                                12,150            10,019
Trading securities and commodities sold not yet purchased, at
  market value                                                    96,930            92,032
Contractholder funds                                              14,601            13,621
Insurance policy and claims reserves                              43,940            43,944
Separate and variable accounts                                     9,818             8,949
Accounts payable and other liabilities                            18,000            16,802
----------------------------------------------------------------------------------------------
  Total liabilities                                              373,436           325,212
----------------------------------------------------------------------------------------------
ESOP Preferred stock -- Series C (net of note guarantee of
  $17 and $35)                                                       140               129
----------------------------------------------------------------------------------------------
Redeemable preferred stock -- Series I                               420               420
----------------------------------------------------------------------------------------------
TRV-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt
  securities of TRV                                                1,000             1,000
----------------------------------------------------------------------------------------------
TAP-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt
  securities of TAP                                                  900               900
----------------------------------------------------------------------------------------------
Salomon Smith Barney-obligated mandatorily redeemable
preferred securities of subsidiary trust holding solely
  junior subordinated debt securities of Salomon Smith Barney        345               345
----------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock, at aggregate liquidation value                    1,525             1,125
Common stock ($.01 par value; authorized shares: 1.5 billion;
  issued shares: 1997 - 1,385,225,067 shares and 1996 -
  1,384,707,342 shares)                                               14                14
Additional paid-in capital                                         8,151             7,806
Retained earnings                                                 14,335            12,934
Treasury stock, at cost (1997 - 243,779,981 shares and 1996 -
  243,500,547 shares)                                             (4,727)           (4,123)
Unrealized gain (loss) on investment securities                      436               469
Other, principally unearned compensation                            (408)             (283)
----------------------------------------------------------------------------------------------
  Total stockholders' equity                                      19,326            17,942
----------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                     $ 395,567         $ 345,948
==============================================================================================


See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
            Supplemental Condensed Consolidated Statement of Changes
                       in Stockholders' Equity (Unaudited)
                            (In millions of dollars)

Six months ended June 30, 1997                             Amount       Shares
-----------------------------------------------------------------------------------
                                                                     (in thousands)
Preferred stock, at aggregate liquidation value
Balance, beginning of year                               $    1,125        9,600
Issuance of preferred stock                                     400        1,600
-----------------------------------------------------------------------------------
Balance, end of period                                   $    1,525       11,200
===================================================================================
Common stock and additional paid-in capital
Balance, beginning of year                               $    7,820    1,384,707
Issuance of shares pursuant to employee benefit plans           348
Exercise of common stock warrants                                 6          501
Conversion of notes                                              --           17
Cost of issuance of preferred stock                              (9)
-----------------------------------------------------------------------------------
Balance, end of period                                        8,165    1,385,225
-----------------------------------------------------------------------------------
Retained earnings
Balance, beginning of year                                   12,934
Net income                                                    1,698
Common dividends                                               (227)
Preferred dividends                                             (70)
---------------------------------------------------------------------
Balance, end of period                                       14,335
---------------------------------------------------------------------
Treasury stock, at cost
Balance, beginning of year                                   (4,123)    (243,500)
Issuance of shares pursuant to employee benefit plans,
  net of shares tendered for payment of option exercise
  price and withholding taxes                                    (1)      17,149
Treasury stock acquired                                        (603)     (17,429)
-----------------------------------------------------------------------------------
Balance, end of period                                       (4,727)    (243,780)
-----------------------------------------------------------------------------------
Unrealized gain (loss) on investment securities
Balance, beginning of year                                      469
Net change in unrealized gains and losses on investment
  securities, net of tax                                        (33)
---------------------------------------------------------------------
Balance, end of period                                          436
---------------------------------------------------------------------
Other, principally unearned compensation
Balance, beginning of year                                     (283)
Issuance of restricted stock, net of amortization              (118)
Net translation adjustments, net of tax                          (7)
---------------------------------------------------------------------
Balance, end of period                                         (408)
---------------------------------------------------------------------
Total common stockholders' equity and common shares
  outstanding                                            $   17,801    1,141,445
===================================================================================
Total stockholders' equity                               $   19,326
=====================================================================

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
     Supplemental Condensed Consolidated Statement of Cash Flows (Unaudited)
                            (In millions of dollars)

Six Months ended June 30,                                     1997       1996
--------------------------------------------------------------------------------

  Net cash provided by (used in) operating activities       $ (2,845)  $  3,698
--------------------------------------------------------------------------------

Cash flows from investing activities
Consumer loans originated or purchased                        (2,236)    (1,468)
Consumer loans repaid or sold                                  1,391      1,266
Purchases of fixed maturities and equity securities          (12,819)   (15,216)
Proceeds from sales of investments and real estate:
  Fixed maturities available for sale and equity securities    9,895     12,584
  Mortgage loans                                                 105        133
  Real estate and real estate joint ventures                      25         86
Proceeds from maturities of investments:
  Fixed maturities                                             1,571      1,748
  Mortgage loans                                                 316        417
Other investments, primarily short-term, net                    (632)      (537)
Assets securing collateralized mortgage obligations               63        351
Business acquisition                                              --     (4,160)
Business divestment                                              365         --
Other, net                                                      (416)       (84)
--------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities         (2,372)    (4,880)
--------------------------------------------------------------------------------

Cash flows from financing activities
Dividends paid                                                  (297)      (260)
Subsidiary's sale of Class A common stock                         --      1,453
Issuance of preferred stock                                      391        250
Issuance of redeemable preferred stock of subsidiaries            --        900
Treasury stock acquired                                         (603)      (366)
Stock tendered for payment of withholding taxes                 (156)      (106)
Issuance of long-term debt                                     4,596      3,971
Payments and redemptions of long-term debt                    (1,934)    (2,329)
Net change in short-term borrowings (including investment
  banking and brokerage borrowings)                            3,525     (1,586)
Collateralized mortgage obligations                              (63)      (284)
Contractholder fund deposits                                   1,772        899
Contractholder fund withdrawals                               (1,310)    (1,469)
Other, net                                                         6         66
--------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities          5,927      1,139
--------------------------------------------------------------------------------
Change in cash and cash equivalents                              710        (43)
Cash and cash equivalents at beginning of period               3,260      3,491
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                  $  3,970   $  3,448
--------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
Income taxes paid                                           $    713   $  1,018
================================================================================

Supplemental disclosure of business acquisitions:
Assets and liabilities of business acquired:
  Invested assets                                                      $ 13,969
  Net consumer finance receivables                                           --
  Reinsurance recoverables and other assets                              10,386
  Insurance policy and claim reserves                                   (18,302)
  Other liabilities                                                      (1,893)
================================================================================
    Cash payment related to business acquisition                       $  4,160
================================================================================
Interest expense recorded for financial statement purposes did not differ materially from the amount of interest paid.

See Notes to Supplemental Condensed Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
  Notes to Supplemental Condensed Consolidated Financial Statements (Unaudited)

1.    Merger with Salomon Inc.

      See Note 1 of Notes to Supplemental Consolidated Financial Statements as of December 31, 1996 and for the three years then ended included herewith as Exhibit 99.01.

      As a result of the Merger, the Company expects to record an after-tax restructuring charge of between $400 million and $500 million primarily for severance and costs related to excess or unused office space and other facilities.

2.    Basis of Presentation

      The accompanying supplemental condensed consolidated financial statements as of June 30, 1997 and for the three-month and six-month periods ended June 30, 1997 and 1996 are unaudited and include the accounts of Travelers Group Inc. (TRV) and its subsidiaries, including Salomon Inc. (collectively, the Company). In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been reflected. The supplemental condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the audited supplemental consolidated financial statements of Travelers Group Inc. for the fiscal years ended December 31, 1996, 1995 and 1994, included herewith as Exhibit 99.01.

      Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but is not required for interim reporting purposes, has been condensed or omitted.

      The Board of Directors on October 22, 1997 declared a three-for-two split in TRV's common stock, in the form of a 50% stock dividend, which was paid on November 19, 1997 to stockholders of record on November 3, 1997. All amounts presented herein have been restated to reflect the stock split.

3.    Aetna P&C Acquisition - Pro Forma Results of Operations

      On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services, Inc. all of the outstanding capital stock of Travelers Casualty and Surety Company (formerly The Aetna Casualty and Surety Company) and The Standard Fire Insurance Company (collectively, Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition.

      On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

      The following unaudited pro forma information presents the results of operations of the Company and Aetna P&C for the nine months ended September 30, 1996, with pro forma adjustments as if the acquisition and transactions related to the funding of the acquisition had been consummated as of the beginning of the period presented. This pro forma information is not indicative of what would have occurred had the acquisition and related transactions occurred on the date indicated, or of future results of the Company.

                                                           Six Months Ended
                                                            June 30, 1996*
                                                          ------------------
      (in millions, except per share data)

      Revenues                                                 $17,357
                                                               -------
      Income from continuing operations                        $ 1,466
                                                               -------
      Net income                                               $ 1,425
                                                               -------
      Net income per common share:
        Continuing operations                                  $  1.22
                                                               -------
        Net income                                             $  1.18
                                                               -------

      * Historical results of Aetna P&C for the first quarter of 1996 include $307 million ($200 million after tax) of realized investment gains.

      In the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include: $221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); a $45 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; a $14 million after tax and minority interest ($27 million before tax and minority interest) charge related to premium collection issues; a $22 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of The Travelers Indemnity Company related to the restructuring plan for the acquisition. In addition, in the second quarter of 1996 the Company recognized a gain of $363 million (before and after tax) from the issuance of shares of Class A Common Stock by TAP and such gain is not reflected in the pro forma financial information above.

4.    Debt

      Investment banking and brokerage borrowings consisted of the following:

      (millions)                        June 30, 1997       December 31, 1996
      ---------                         -------------       -----------------
      Commercial paper                    $  5,237               $ 4,133
      Bank loans and other borrowings        7,049                 5,887
                                          --------               -------
                                          $ 12,286               $10,020
                                          ========               =======

      Short-term borrowings consisted of commercial paper outstanding as follows:

      (millions)                          June 30, 1997     December 31, 1996
      ---------                           -------------     -----------------
      Commercial Credit Company               $2,812             $ 1,482
      Travelers Property Casualty Corp.            -                  25
      The Travelers Insurance Company              -                  50
                                              ======             =======
                                              $2,812             $ 1,557
                                              ======             =======

      Long-term debt, including its current portion, consisted of the following:

      (millions)                          June 30, 1997     December 31, 1996
      ---------                           -------------     -----------------
      Travelers Group Inc.                    $ 1,699            $ 1,903
      Commercial Credit Company                 5,400              5,750
      Salomon Smith Barney Holdings Inc.       18,806             15,738
      Travelers Property Casualty Corp.         1,249              1,249
      The Travelers Insurance Group Inc.           49                 56
                                              -------            -------
                                              $27,203            $24,696
                                              =======            =======

5.    Trading Derivatives

      The following table discloses the notional amounts of derivative financial instruments held by Salomon Smith Barney Holdings Inc. for trading purposes as of June 30, 1997 and December 31, 1996:

                                               June 30, 1997                 December 31, 1996
                                       ------------------------------  ----------------------------
                                                    Current Market                 Current Market
                                                         or                             or
                                                      Fair Value                     Fair Value
                                       Notional  --------------------  Notional  -------------------
(billions)                             Amounts   Assets   Liabilities  Amounts   Assets  Liabilities
----------------------------------------------------------------------------------------------------
Exchange-issued products:
   Futures contracts (a)               $  572.8  $     --  $     --  $  530.9  $     --  $     --
   Other exchange-issued products:
      Equity contracts                     15.9        .2        .5      13.1        .1        .2
      Fixed income contracts               93.7        --        --      61.2        --        --
      Foreign exchange contracts             .1        --        --        --        --        --
      Commodities-related contracts         4.1        --        --       5.0        --        --
----------------------------------------------------------------------------------------------------
Total exchange-issued products            686.6        .2        .5     610.2        .1        .2
----------------------------------------------------------------------------------------------------
Over-the-counter swaps, swap options,
  caps and floors:
   Swaps                                1,054.2                         842.3
   Swaps options written                   17.6                          10.8
   Swap options purchased                  31.7                          24.1
   Caps and floors                        143.7                         117.1
----------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps
  and floors                            1,247.2       3.8       6.4     994.3       4.2       6.6
----------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and
  options:
   Forward currency contracts             116.3        .8        .6      94.3        .7        .6
   Options written                         42.5        --        .4      37.1        --        .3
   Options purchased                       45.7        .7        --      38.7        .5        --
----------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts
  and options                             204.5       1.5       1.0     170.1       1.2        .9
----------------------------------------------------------------------------------------------------
Other options and contractual
  commitments:
   Options and warrants on equities
     and equity indices                    57.6       1.8       2.5      45.8       1.1       1.8
   Options and forward contracts on
     fixed-income securities              270.6        .3        .1     202.8        .3        .2
   Physical commodities contracts          17.3        .2        .2      22.6        .3        .3
----------------------------------------------------------------------------------------------------
Total                                  $2,483.8  $    7.8  $   10.7  $2,045.8  $    7.2  $   10.0
----------------------------------------------------------------------------------------------------

(a) Margin on futures contracts is included in brokerage receivables/payables on the Supplemental Condensed Consolidated Statement of Financial Condition.

           MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION
                            and RESULTS of OPERATIONS

Consolidated Results of Operations

                                            Three Months Ended       Six Months Ended
                                                 June 30                June 30
----------------------------------------------------------------------------------------
(In millions, except per share amounts)     1997        1996         1997        1996
                                         ----------  ----------   ----------  ----------
Revenues                                 $    9,184  $    8,248   $   17,884  $   15,757
                                         ==========  ==========   ==========  ==========
Income from continuing operations        $      883  $      874   $    1,698  $    1,704
Loss from discontinued operations                --          (7)          --         (41)
                                         ----------  ----------   ----------  ----------
Net income                               $      883  $      867   $    1,698  $    1,663
                                         ==========  ==========   ==========  ==========
Earnings per share*:
  Continuing operations                  $     0.74  $     0.74   $     1.41  $     1.43
  Discontinued operations                        --       (0.01)          --       (0.04)
                                         ----------  ----------   ----------  ----------
  Net income                             $     0.74  $     0.73   $     1.41  $     1.39
                                         ==========  ==========   ==========  ==========
Weighted average number of
  common shares outstanding
  and common stock equivalents*             1,151.3     1,130.6      1,153.0     1,133.8
                                         ==========  ==========   ==========  ==========

* On October 22, 1997 the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend payable on November 19, 1997 to stockholders of record on November 3, 1997. Current and prior year information has been restated to reflect the stock split.

Merger with Salomon Inc

On November, 28, 1997, a newly formed wholly owned subsidiary of Travelers Group. Inc. merged with and into Salomon Inc (Salomon) (the Merger). Under the terms of the Merger, approximately 188 million shares of Travelers Group Inc. common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of Travelers common stock for each share of Salomon common stock, for a total of approximately $9 billion. Each of Salomon's series of preferred stock was exchanged for a corresponding series of Travelers preferred stock having substantially identical terms, except that the Travelers preferred stock issued in conjunction with the Merger has certain voting rights. Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of Travelers Group, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney) which now comprises the investment banking, proprietary trading, retail brokerage and asset management operations of Travelers Group Inc. The merger is a tax-free exchange and has been accounted for on a "pooling of interests" basis. As a result of the merger the Company expects to record a restructuring charge of between $400 million and $500 million (after-tax) primarily for severance and costs related to excess or unused office space and other facilities.

Acquisition

On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of Travelers Group Inc. (TRV), completed the acquisition of the domestic property and casualty insurance subsidiaries of Aetna Services, Inc. (Aetna P&C) for approximately $4.2 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the condensed consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity

Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

On June 23, 1997, TAP repurchased an aggregate of approximately 6.6 million shares of Class A Common Stock held by four private investors for approximately $240.8 million. This repurchase increased TRV's ownership of TAP to approximately 83.4%.

Results of Operations

Consolidated net income for the quarter ended June 30, 1997 was $883 million, and includes reported investment portfolio gains of $6 million after tax and minority interest. This compares with net income from continuing operations of $874 million in the 1996 period, which included portfolio losses of $59 million, as well as gains of $389 million from sales of stock of subsidiaries and affiliates, and charges related to the acquisition of Aetna P&C in April 1996, amounting to $321 million.

Excluding these items, net income for the second quarter of 1997 was slightly above the comparable period in 1996, primarily reflecting increased earnings in the insurance operations offset by a decline in earnings at Salomon Smith Barney.

Income from continuing operations for the six months ended June 30, 1997 was $1.698 billion, compared to $1.704 billion in the 1996 period. Included in the 1997 six-month period are portfolio gains of $15 million compared to $19 million in portfolio losses in the 1996 six-month period and the other special items discussed above. Excluding these items, net income for the first six months of 1997 was slightly above the comparable period in 1996.

Discontinued operations for the second quarter and six months of 1996 include the results of Basis Petroleum, Inc. (Basis). Basis was sold in May of 1997.

The effective income tax rate for the three months and six months ended June 30, 1996 is below the statutory rate of 35% due primarily to the nontaxability of the $363 million gain recognized from the sale of shares of Class A Common Stock by TAP.

The following discussion presents in more detail each segment's performance.

        Segment Results for the Three Months Ended June 30, 1997 and 1996

Investment Services
                                      Three Months Ended June 30,
                          ---------------------------------------------------
                                  1997                       1996
-----------------------------------------------------------------------------
(millions)                Revenues   Net income      Revenues    Net income
-----------------------------------------------------------------------------

Salomon Smith Barney (1)   $5,310      $452           $4,792        $528
=============================================================================

(1) Excludes results of Basis Petroleum which are classified as discontinued operations.

Salomon Smith Barney

Salomon Smith Barney reported net income from continuing operations of $452 million for the quarter ended June 30, 1997, a decline from the $528 million reported for the quarter ended June 30, 1996. Revenues, net of interest expense, declined to $2.732 billion in the 1997 quarter compared to $2.851 billion in the 1996 quarter.

Salomon Smith Barney Revenues
                                              Three Months Ended June 30,
                                              ---------------------------
(millions)                                        1997         1996
-------------------------------------------------------------------------
Commissions                                      $  686       $  661
Asset management and administration fees            399          342
Investment banking                                  475          548
Principal transactions                              709          861
Interest income, net*                               430          402
Other income                                         33           37
-------------------------------------------------------------------------
Net revenues*                                    $2,732       $2,851
=========================================================================

* Net of interest expense of $2.578 billion and $1.941 billion in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

Commission revenues were $686 million in the 1997 quarter up slightly from the $661 million reported in the 1996 quarter, as an increase in listed securities was offset by declines in mutual funds and over-the-counter securities commissions.

Investment banking revenues declined to $475 million in the 1997 quarter compared to $548 million in the 1996 quarter, primarily as a result of a decline in equity underwritings. This decline was offset to an extent by increases in advisory and debt underwriting fees.

Principal transaction revenues decreased to $709 million in the 1997 quarter compared to $861 million in the 1996 quarter. This decrease is the result of lower revenues from fixed income and equity proprietary and customer trading, partially offset by an increase in physical commodities trading revenues.

Asset management and administration fees increased 17% to $399 million in the 1997 quarter compared to $342 million in the 1996 quarter. This reflects broad growth in all recurring fee-based products. At June 30, 1997, internally managed assets were $147.5 billion and total fee-based assets under management were $200.6 billion compared to $118.9 billion and $158.6 billion, respectively, at June 30, 1996.

Net interest and dividends increased 7% to $430 million for the 1997 quarter from $402 million in the 1996 quarter, primarily due to increased margin lending to clients and higher levels of interest-earning net assets.

Compensation and benefits expense, as a percentage of net revenues, for the 1997 quarter was 53% compared to 51% in the 1996 quarter and non-compensation expense as a percentage of net revenues was 20% in the 1997 quarter compared to 19% in the 1996 quarter. Salomon Smith Barney continues to maintain its focus on controlling fixed expenses.

Assets Under Management
                                             At June 30,
                                       -----------------------
(billions)                              1997             1996
--------------------------------------------------------------
Salomon Smith Barney                   $147.5           $118.9
Travelers Life and Annuity (1)           22.2             21.1
--------------------------------------------------------------
Total Assets Under Management          $169.7           $140.0
==============================================================

(1)   Part of the Life Insurance Services segment.

Consumer Finance Services

                                       Three Months Ended June 30,
                               --------------------------------------------
(millions)                           1997                     1996
---------------------------------------------------------------------------
                               Revenues  Net income  Revenues    Net income
---------------------------------------------------------------------------

Consumer Finance Services(1)    $380        $54        $348         $61
===========================================================================

(1) Net income in 1996 includes a portion of the gain ($1 million) from the disposition of RCM Capital Management, a California Limited Partnership
      (RCM).

Earnings in the second quarter of 1997 were lower than the comparable period in 1996, as expected -- reflecting a higher provision for loan losses in the 1997 period.

Consumer finance receivables, net of unearned finance charges, grew $595 million during the second quarter of 1997, which represents an annualized growth rate of 28%. This growth was driven primarily by real estate loans generated through the Company's 855 branch office network and through the sales efforts of Primerica Financial Services (PFS).

Total net receivables were a record $9.041 billion at June 30, 1997, a 21% increase from the prior year. The average yield, at 14.42%, was lower than the 1996 quarter's yield of 15.40%, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. Sales of real estate-secured ($.M.A.R.T.SM) loans sold exclusively through PFS continued at record levels during the quarter. Travelers Bank credit card outstandings were $1.166 billion, up from $972 million at March 31, 1997, as a result of strong credit card originations.

Delinquencies in excess of 60 days were 2.14% as of June 30, 1997 -- lower than the 2.25% at March 31, 1997 and the 2.18% at the end of the second quarter of 1996. The charge-off rate was 2.82% during the second quarter of 1997, lower than the 1997 first quarter of 2.95% and the comparable 1996 period's rate of 2.92%. Reserves as a percentage of net receivables were 2.91% at June 30, 1997, down from 2.97% at the end of the 1997 first quarter and 2.92% at the end of the 1996 second quarter.

                                        As of, or for, the
                                    Three Months Ended June 30,
                                   ------------------------------
                                        1997           1996
                                   ------------------------------
Allowance for credit losses
as a % of net outstandings              2.91%           2.92%

Charge-off rate for the period          2.82%           2.92%

60 + days past due on a
contractual basis as a % of gross
consumer finance receivables at
quarter end                             2.14%           2.18%

On July 31, 1997, Commercial Credit Company (CCC) acquired Security Pacific Financial Services from BankAmerica Corporation for a purchase price of approximately $1.6 billion. The purchase included approximately $1.2 billion of net consumer finance receivables and approximately $70 million of other net assets.

Life Insurance Services

                                            Three Months Ended June 30,
                                  ---------------------------------------------
                                         1997                     1996
                                  ---------------------------------------------
(millions)                        Revenues   Net income     Revenues  Net income
-------------------------------------------------------------------------------
Travelers Life and Annuity (1)      $  666      $ 115         $ 549     $  78
Primerica Financial Services (2)       375         81           354        70
-------------------------------------------------------------------------------
Total Life Insurance Services       $1,041      $ 196         $ 903     $ 148
===============================================================================

(1) Net income includes $10 million of reported investment portfolio gains in 1997 and $12 million of reported investment portfolio losses in 1996.
(2) Net income in 1997 includes $1 million of reported investment portfolio losses. Net income in 1996 includes a portion of the gain ($4 million) from the disposition of RCM.

Travelers Life and Annuity

Travelers Life and Annuity consists of annuity, life and long-term care products marketed by The Travelers Insurance Company (TIC) under the Travelers name. Among the range of products offered are fixed and variable deferred annuities, payout annuities and term, universal and variable life and long-term care insurance to individuals and small businesses. Travelers Life and Annuity also provides group pension products, including guaranteed investment contracts, and group annuities to employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Smith Barney Financial Consultants and a nationwide network of independent agents. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before portfolio gains increased 17% to $105 million in the second quarter of 1997, from $90 million in the comparable 1996 period. Improved earnings were largely driven by strong investment income, reflecting an improvement in fixed income yields over the past year, as well as very attractive yields on equity partnerships. Earnings growth attributable to strong sales of recently introduced products -- including less capital-intensive variable life insurance and annuities -- was partially offset by the gradual decline in the amount of higher margin business written several years ago.

Deferred annuity policyholder account balances and benefit reserves at June 30, 1997 were $14.7 billion compared to $12.2 billion at June 30, 1996. Net written premiums and deposits were $627.7 million in the second quarter of 1997, up 23% from $509.5 million in the 1996 second quarter. Strong sales through Copeland, Smith Barney and a nationwide network of independent agents reflect the Company's ongoing effort to build market share by strengthening relationships in key distribution channels. Future sales may also benefit from A.M. Best Company's recently announced upgrade of The Travelers Insurance Company's rating to A+ (Superior), which rating may be revised or withdrawn at anytime.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $632.0 million in the second quarter of 1997, up more than 200% from $210.0 million in the second quarter of 1996, primarily as a result of the $355 million growth in sales of one year variable rate guaranteed investment contracts. Policyholder account balances and reserves totaled $11.5 billion at June 30, 1997, marginally ahead of the June 30, 1996 balances but up $700 million from year-end 1996, reflecting the strong sales of new variable rate guaranteed investment contracts.

Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $68.5 million in the second quarter of 1997, a slight decrease from $69.8 million in the second quarter of 1996. Face amount of individual life insurance issued during the second quarter of 1997 was $1.5 billion, compared with $1.7 billion in the second quarter of 1996, bringing total life insurance in force to $50.7 billion at June 30, 1997.

Net written premiums for the growing long-term care insurance line were $43.3 million in the second quarter of 1997, compared to $30.8 million in the second quarter of 1996, largely as a result of strong sales during the quarter, which improved 29% over the 1996 period.

Primerica Financial Services

Earnings (before portfolio gains and the 1996 disposition of RCM) for the second quarter of 1997 increased 24% to $82 million from $66 million in the second quarter of 1996, reflecting favorable mortality experience as well as continued strength in life insurance in force and sales of mutual funds and consumer loans.

Face amount of new term life insurance sales was $14.1 billion in the second quarter of 1997, compared to $14.0 billion in the comparable 1996 quarter. Life insurance in force reached $365.4 billion at June 30, 1997, up from $354.8 billion at June 30, 1996, and continued to reflect good policy persistency.

Sales of mutual funds (at net asset value) were $669.4 million for the second quarter of 1997, a 5% increase over second quarter 1996 sales of $636.7 million, reflecting strong customer demand in the U.S. and Canada. More than 33% of U.S. sales were from the Smith Barney products, predominantly The Concert SeriesSM, which PFS first introduced to its market in March 1996. Net receivables from $.M.A.R.T.SM and $.A.F.E.SM consumer loans continued to advance, reaching $1.901 billion at the end of the second quarter of 1997, up 12% from $1.696 billion at the end of the 1997 first quarter and up 43% from $1.326 billion at the end of the 1996 second quarter. Earnings and assets relating to these consumer loans are included in the Consumer Finance segment. The TRAVELERS SECURE(R) home and auto insurance products -- issued through TAP -- continue to experience growth in applications and policies, and as of June 30, 1997, had been introduced in 37 states and were sold through nearly 8,000 agents licensed to sell the product.

Property & Casualty Insurance Services

                                             Three Months Ended June 30,
                                        ----------------------------------------
(millions)                                     1997               1996
--------------------------------------------------------------------------------
                                                       Net                Net
                                                     income             income
                                          Revenues   (loss)   Revenues  (loss)
--------------------------------------------------------------------------------
Commercial Lines(1) (2)                    $1,612     $209     $1,445   $(237)
Personal Lines(1) (3)                         815       97        750      51
Financing costs and other (1)                   4      (30)         7     (30)
Minority interest                               -      (49)         -      44
================================================================================
Total Property & Casualty Insurance
Services                                   $2,431     $227     $2,202   $(172)
================================================================================

(1)   Before minority interest.
(2) Net income includes $32 million of reported investment portfolio losses in 1996 and $383 million of charges in 1996 related to the acquisition and integration of Aetna P&C.
(3) Net income includes $4 million and $6 million of reported investment portfolio losses in 1997 and 1996, respectively, and $8 million of charges in 1996 related to the acquisition and integration of Aetna P&C.

As previously indicated, in the second quarter of 1996 TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of Travelers strategies, policies and practices to Aetna P&C reserves and include:
$221 million after tax and minority interest ($414 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); $81 million after tax and minority interest ($152 million before tax and minority interest) in provisions for reinsurance recoverables and other receivables; and a $19 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition.

For purposes of computing GAAP combined ratios, fee income is now allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses. Previously fee income was included with premiums for purposes of computing GAAP combined ratios. The 1996 GAAP combined ratios have been restated to conform to the current year's presentation.

Commercial Lines

Earnings before portfolio gains/losses and acquisition-related charges increased 17% to $209 million in the second quarter of 1997 from $178 million in the second quarter of 1996, primarily reflecting strong net investment income and expense savings. Catastrophe losses were insignificant in both periods.

Commercial Lines net written premiums for the second quarter of 1997 totaled $1.141 billion, up 4% from $1.100 billion in the second quarter of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). This increase reflects continued growth in programs designed to leverage underwriting experience in specific industries, and was offset in part by the highly competitive conditions in the marketplace and the Company's continuing focus on writing profitable business.

Fee income for the second quarter of 1997 was $91.4 million compared to $100.6 million in the second quarter of 1996. This decrease was due to the depopulation of involuntary pools as the loss experience of workers' compensation improved and insureds moved to voluntary markets, the Company's selective renewal activity to address the competitive pricing environment and its continued success in lowering workers' compensation losses of service customers, slightly offset by National Accounts writing more service fee-based product versus premium-based product.

A significant component of Commercial Lines is National Accounts, which works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which covers primarily workers' compensation products and services to voluntary and involuntary pools. National Accounts net written premiums of $149.7 million for the second quarter of 1997 decreased $29.9 million from the second quarter of 1996 (excluding an adjustment associated with a reinsurance transaction). This decrease was due to National Accounts writing less premium-based product versus service fee-based product and the competitive marketplace. For the second quarter of 1997, National Accounts new business was significantly lower than the second quarter of 1996. This decrease primarily reflects the addition of one large account in the second quarter of 1996 and the competitive marketplace. National Accounts business retention ratio was virtually the same in the second quarter of 1997 and 1996.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts net written premiums were $453.0 million in the second quarter of 1997 compared to $380.5 million in the second quarter of 1996. For the second quarter of 1997, new premium business in Commercial Accounts was significantly higher compared to the second quarter of 1996, reflecting continued growth through programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio was significantly higher in the second quarter of 1997 compared to the 1996 second quarter. Commercial Accounts continues to focus on the retention of existing business while maintaining its product pricing standards and its selective underwriting policy.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $369.6 million in the second quarter of 1997 compared to $368.6 million in the second quarter of 1996. New premium business in Select Accounts was moderately higher in the second quarter of 1997 compared to the second quarter of 1996. The Select Accounts business retention ratio was moderately higher in the second quarter of 1997 compared to the second quarter of 1996. These increases reflect the broader industry and product line expertise of the combined company.

Specialty Accounts markets products to national, midsize and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $168.4 million in the second quarter of 1997 compared to $171.7 million in the second quarter of 1996.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the second quarter of 1997 was 109.7% compared to 171.1% in the second quarter of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the second quarter of 1997 was 110.0% compared to 171.1% in the second quarter of 1996.

The decreases in the second quarter of 1997 statutory and GAAP combined ratios for Commercial Lines were primarily attributable to the 1996 charges related to the acquisition and integration of Aetna P&C. Excluding these amounts the statutory and GAAP combined ratios for the second quarter of 1996 would have been 111.5% and 114.3%, respectively. The decrease in the second quarter of 1996 statutory and GAAP combined ratios compared to the second quarter of 1996 statutory and GAAP combined ratios excluding acquisition-related charges was due to slightly lower losses and loss adjustment expenses in the second quarter of 1997 compared to the second quarter of 1996 as well as expense reductions in 1997.

The GAAP combined ratio for Commercial Lines differs from the statutory combined ratio primarily due to the deferral and amortization of certain expenses for GAAP reporting purposes only. In addition, the purchase accounting adjustments recorded for GAAP in connection with the Aetna P&C acquisition resulted in a statutory charge in 1996.

Personal Lines

Earnings before portfolio gains/losses increased 57% to $101 million in the second quarter of 1997 from $65 million in the second quarter of 1996. Results for the second quarter of 1997 reflect the impact of catastrophe losses, after taxes and reinsurance, of $4.5 million compared to $14.0 million in the 1996 period. The strong operating earnings reflect a low level of catastrophe losses during the quarter, lower expenses and the continued favorable prior year reserve development in personal automobile lines.

Net written premiums in the second quarter of 1997 were $744.9 million, compared to $675.8 million in the second quarter of 1996. This increase reflects lower ceded premiums due to a change in a reinsurance arrangement in January 1997, growth in target markets served by independent agents and growth in the affinity marketing and TRAVELERS SECURE(R) programs.
Business retention continued to be strong.

The statutory combined ratio for Personal Lines in the second quarter of 1997 was 92.8% compared to 100.1% in the second quarter of 1996. The GAAP combined ratio for Personal Lines in the second quarter of 1997 was 92.1% compared to 102.1% in the second quarter of 1996. The decrease in the combined ratios in 1997 was due to the favorable prior year reserve development in personal automobile lines, lower catastrophe losses and expense reductions.

Financing Costs and Other
The primary component of net income (loss) in the second quarter of 1997 was interest expense of $26 million after tax, compared to $25 million after tax in the second quarter of 1996, reflecting financing costs associated with the acquisition of Aetna P&C.

Corporate and Other

                                             Three Months Ended June 30,
                                     -------------------------------------------
(millions)                                  1997                  1996
--------------------------------------------------------------------------------
                                               Net income            Net income
                                     Revenues  (expense)   Revenues  (expense)
--------------------------------------------------------------------------------

Net expenses (1)                         -       $(46)         -      $(75)

Net gain (loss) on sale of
subsidiaries and affiliates              -          -          -       384
--------------------------------------------------------------------------------

Total Corporate and Other              $22       $(46)        $3      $309
================================================================================

(1) Net income (expense) includes $15 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported portfolio losses) were down in the second quarter of 1997 compared to the second quarter of 1996, reflecting higher income from corporate investments and lower borrowing costs.

Discontinued Operations

For the quarter ended June 30, 1996, discontinued operations had a loss from operations of Basis of $7 million.

         Segment Results for the Six Months Ended June 30, 1997 and 1996

The overall operating trends for the six months ended June 30, 1997 and 1996 were substantially the same as those of the second quarter periods except as noted below.

Investment Services

                                      Six Months Ended June 30,
                         ----------------------------------------------------
                                   1997                       1996
-----------------------------------------------------------------------------
(millions)                Revenues    Net income     Revenues   Net income
-----------------------------------------------------------------------------

Salomon Smith Barney (1)  $10,187        $864        $9,743       $1,062
=============================================================================

(1) Excludes results of Basis Petroleum which are classified as discontinued operations.

Salomon Smith Barney Revenues

                                                       Six Months Ended June 30,
                                                       -------------------------
(millions)                                               1997            1996
--------------------------------------------------------------------------------
Commissions                                             $1,402          $1,365
Asset management and administration fees                   788             668
Investment banking                                         959           1,007
Principal transactions                                   1,471           1,800
Interest income, net*                                      752             802
Other income                                                68              73
--------------------------------------------------------------------------------
Net revenues*                                           $5,440          $5,715
================================================================================

* Net of interest expense of $4.747 billion and $4.028 billion in 1997 and 1996, respectively. Revenues included in the condensed consolidated statement of income are before deductions for interest expense.

For the six months ended June 30, 1997 Salomon Smith Barney reported net income from continuing operations of $864 million, a decline from the $1.062 billion reported for the six months ended June 30, 1996. Revenues, net of interest expense, declined to $5.440 billion in the 1997 period compared to $5.715 billion in the 1996 period. Commission revenues were $1.402 billion in the 1997 period compared to $1.365 billion in the 1996 period. Investment banking revenues declined to $959 million in the 1997 period compared to $1.007 billion in the 1996 period. Principal transaction revenues declined to $1.471 billion in the 1997 period compared to $1.800 billion in the 1996 period as a result of lower fixed income proprietary trading revenues and revenues from physical commodities trading, partially offset by an increase in equity proprietary trading revenues. Asset management and administration fees increased 18% to $788 million in the 1997 period compared to $668 million in the 1996 period. Net interest and dividends declined to $752 million in the 1997 period compared to $802 million in the 1996 period.

Compensation and benefits expense, as a percentage of net revenues, for the 1997 period was 54% compared to 51% in the 1996 period and non-compensation expense as a percentage of net revenues was 20% in the 1997 period compared to 18% in the 1996 period.

Consumer Finance Services

                                         Six Months Ended June 30,
                              ----------------------------------------------
(millions)                           1997                     1996
----------------------------------------------------------------------------
                              Revenues   Net income    Revenues   Net income
----------------------------------------------------------------------------

Consumer Finance Services(1)    $757       $101          $696       $117
============================================================================

(1) Net income in 1996 includes a portion of the gain ($1 million) from the disposition of RCM.

During the first six months of 1997 the average yield, at 14.53%, was lower than the 15.41% in the first six months of 1996, mainly because of a shift in the portfolio mix toward lower risk/lower margin real estate loans. The charge-off rate remained relatively flat at 2.88% for the first six months of 1997, compared to the comparable 1996 period's rate of 2.89%.

Life Insurance Services

                                              Six Months Ended June 30,
                                  ---------------------------------------------
                                          1997                     1996
                                  ---------------------------------------------
(millions)                        Revenues    Net income   Revenues   Net income
-------------------------------------------------------------------------------
Travelers Life and Annuity(1)       $1,284       $220       $1,126      $163
Primerica Financial Services(2)        750        160          709       141
-------------------------------------------------------------------------------
Total Life Insurance Services       $2,034       $380       $1,835      $304
===============================================================================

(1) Net income includes $14 million of reported investment portfolio gains in 1997 and $9 million of reported investment portfolio losses in 1996.
(2) Net income in 1996 includes $6 million of reported investment portfolio gains and a portion of the gain ($4 million) from the disposition of RCM.

Travelers Life and Annuity

Deferred annuity net written premiums and deposits were $1.201 billion in the first six months of 1997, up 20% from $997.2 million in the first six months of 1996.

Payout and group annuity net premiums and deposits (excluding those of affiliates) totaled $1.279 billion in the first six months of 1997, up 86% from $688.9 million in the first six months of 1996.

Face amount of individual life insurance issued during the first six months of 1997 was $3.0 billion, compared to $3.2 billion in the first six months of 1996. Direct written premiums and deposits (excluding single premium policies) for individual life insurance were $139.7 million in the first six months of 1997, even with the first six months of 1996.

Net written premiums for the growing long-term care insurance line were $85.8 million in the first six months of 1997, compared to $58.5 million in the first six months of 1996.

Primerica Financial Services

Face amount of new term life insurance sales was $26.1 billion in the first six months of 1997, compared to $26.3 billion in the comparable 1996 period. Sales of mutual funds (at net asset value) were $1.391 billion for the first six months of 1997, a 16% increase over the comparable 1996 period sales of $1.204 billion.

Property & Casualty Insurance Services

                                              Six Months Ended June 30,
                                        -------------------------------------
(millions)                                     1997               1996
-----------------------------------------------------------------------------
                                                      Net                Net
                                                    income             income
                                         Revenues   (loss)   Revenues  (loss)
-----------------------------------------------------------------------------
Commercial Lines(1) (2)                    $3,236    $410      $2,250  $(143)
Personal Lines(1) (3)                       1,620     202       1,123     73
Financing costs and other (1)                   6     (63)          7    (30)
Minority interest                               -     (98)          -     44
=============================================================================
Total Property & Casualty Insurance        $4,862    $451      $3,380  $ (56)
Services
=============================================================================

(1)   Before minority interest.
(2) Net income in 1997 includes $8 million of reported investment portfolio gains. Net income in 1996 includes $11 million of reported investment portfolio losses and $383 million of charges related to the acquisition and integration of Aetna P&C.
(3) Net income includes $7 million and $6 million of reported investment portfolio losses in 1997 and 1996, respectively, and $8 million of charges in 1996 related to the acquisition and integration of Aetna P&C.

Segment earnings exclude the property and casualty operations of Aetna P&C prior to its acquisition on April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

Commercial Lines

Commercial Lines net written premiums for the first six months of 1997 totaled $2.479 billion, up $739 million from $1.740 billion for the first six months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). This premium increase reflects the inclusion in 1997 of Aetna P&C for the entire six months compared to only the second quarter of 1996 and a $142 million increase due to a change to conform the Aetna P&C method with Travelers Indemnity and its subsidiaries' (Travelers P&C) method of recording certain net written premiums within Commercial Lines. Offsetting these increases in part were the highly competitive conditions in the marketplace and the Company's continuing focus on writing profitable business.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums for the first six months of 1997 totaled $2.479 billion, compared to $2.345 billion for the first six months of 1996. This increase was primarily attributable to the change to conform the Aetna P&C method with the Travelers P&C method of recording net written premiums.

Fee income for the first six months of 1997 was $188.4 million compared to $193.7 million in the first six months of 1996.

National Accounts net written premiums of $371.3 million for the first six months of 1997 decreased $4.2 million from the first six months of 1996 (excluding an adjustment associated with a reinsurance transaction in 1996). On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums were $371.3 million for the first six months of 1997 compared to $446.3 million for the first six months of 1996. National Accounts new business in the first six months of 1997 was virtually the same as in the first six months of 1996. National Accounts business retention ratio was significantly higher in the first six months of 1997 compared to the first six months of 1996, reflecting an unusually low retention ratio in the first quarter of 1996.

Commercial Accounts net written premiums were $1.014 billion in the first six months of 1997 compared to $582.1 million in the first six months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums were $1.014 billion in the first six months of 1997 compared to $821.4 million in the first six months of 1996. This increase reflected $127 million due to the change to conform the Aetna P&C method with the Travelers P&C method of recording certain net written premiums and the continued growth through programs designed to leverage underwriting experience in specific industries, partially offset by the competitive marketplace. For the first six months of 1997, new premium business in Commercial Accounts has significantly improved compared to the first six months of 1996, reflecting continued growth in programs designed to leverage underwriting experience in specific industries. The Commercial Accounts business retention ratio in the first six months of 1997 has significantly improved compared to the first six months of 1996.

Select Accounts net written premiums were $733.3 million in the first six months of 1997 compared to $509.5 million in the first six months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums of $733.3 million for the first six months of 1997 were $2.7 million above the first six months of 1996 premium levels. This increase reflected $15 million due to the change to conform the Aetna P&C method with Travelers P&C method of recording certain net written premiums, mostly offset by a decrease due to the competitive marketplace. New premium business in Select Accounts was moderately higher in the first six months of 1997 compared to the first six months of 1996, reflecting an increase due to the acquisition of Aetna P&C, partially offset by a decrease due to the competitive marketplace. The Select Accounts business retention ratio was moderately higher in the first six months of 1997 compared to the first six months of 1996, reflecting the broader industry and product line expertise of the combined company.

Specialty Accounts net written premiums were $361.0 million in the first six months of 1997 compared to $273.3 million in the first six months of 1996. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums were $361.0 million in the first six months of 1997 compared to $347.2 million in the first six months of 1996. The growth is primarily attributable to increased writings of its excess and surplus lines business.

Catastrophe losses, net of taxes and reinsurance, were $5.1 million and $6.4 million in the first six months of 1997 and 1996, respectively. The 1997 catastrophe losses were primarily due to tornadoes in the Midwest in the first quarter. The 1996 catastrophe losses were primarily due to winter storms in the first quarter.

The statutory combined ratio (before policyholder dividends) for Commercial Lines in the first six months of 1997 was 109.3% compared to 149.2% in the first six months of 1996. The GAAP combined ratio (before policyholder dividends) for Commercial Lines in the first six months of 1997 was 108.5% compared to 148.6% in the first six months of 1996.

The decreases in the first six months of 1997 statutory and GAAP combined ratios for Commercial Lines compared to the first six months of 1996 were primarily attributable to the 1996 charges related to the acquisition and integration of Aetna P&C. Excluding these amounts, the statutory and GAAP combined ratios for the six months ended June 30, 1996 would have been 110.5% and 111.8%, respectively. The decrease in the first six months of 1997 statutory and GAAP combined ratios compared to the first six months of 1996 statutory and GAAP combined ratios excluding acquisition-related charges was generally due to the inclusion in 1997 of Aetna P&C's results for the entire six months compared to only the second quarter in 1996. Aetna P&C has historically had a higher underwriting expense ratio, partially offset by a lower loss ratio, which reflects the mix of business including the favorable effect of the lower loss ratio of the Bond business.

Personal Lines

Net written premiums in the first six months of 1997 were $1.520 billion, compared to $1.017 billion in the first six months of 1996. This increase primarily reflects the acquisition of Aetna P&C. On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Personal Lines net written premiums for the first six months of 1997 totaled $1.520 billion compared to $1.333 billion for the first six months of 1996.

The statutory combined ratio for Personal Lines in the first six months of 1997 was 91.5% compared to 101.9% in the first six months of 1996. The GAAP combined ratio for Personal Lines in the first six months of 1997 was 90.4% compared to 102.6% in the first six months of 1996. The decrease in the combined ratios in 1997 was due to the favorable prior year reserve development in personal automobile lines, lower catastrophe losses and expense reductions.

Financing Costs and Other

The primary component of net income (loss) for the first six months of 1997 was interest expense of $52 million after tax, compared to $25 million after tax in the first six months of 1996, reflecting financing costs associated with the acquisition of Aetna P&C in the second quarter of 1996.

Environmental Claims

The Company's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of the Company's environmental claims that are in the dispute process, until the dispute is resolved. This bulk reserve is established and adjusted based upon the volume of in-process environmental claims and the Company's experience in resolving such claims. At June 30, 1997, approximately 15% of the net environmental reserves (i.e., approximately $182 million) are case reserves for resolved claims. The balance, approximately 85% of the net environmental reserves (i.e., approximately $1.041 billion), is carried in a bulk reserve and includes incurred but not yet reported environmental claims for which the Company has not received any specific claims.

The following table displays activity for environmental losses and loss expenses and reserves for the six months ended June 30, 1997 and 1996.

Environmental Losses                  Six Months Ended       Six Months Ended
(millions)                              June 30, 1997          June 30, 1996
                                     --------------------   --------------------

Beginning reserves:
  Direct                                  $ 1,369                $   454
  Ceded                                      (127)                   (50)
                                          -------                -------
  Net                                       1,242                    404
Acquisition of Aetna P&C:
  Direct                                        -                    938
  Ceded                                         -                    (24)
Incurred losses and loss expenses:
  Direct                                       38                     38
  Ceded                                        (2)                    (2)
Losses paid:
  Direct                                      100                     63
  Ceded                                       (45)                   (20)
Ending reserves:
  Direct                                    1,307                  1,367
  Ceded                                       (84)                   (56)
                                          -------                -------
  Net                                     $ 1,223                $ 1,311
                                          =======                =======

Asbestos Claims

At June 30, 1997, approximately 24% of the net asbestos reserves (i.e., approximately $257 million) are for pending asbestos claims. The balance, approximately 76% (i.e., approximately $808 million) of the net asbestos reserves, represents incurred but not yet reported losses.

The following table displays activity for asbestos losses and loss expenses and reserves for the six months ended June 30, 1997 and 1996. In general, the Company posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims.

Asbestos Losses                       Six Months Ended       Six Months Ended
(millions)                              June 30, 1997          June 30, 1996
                                     --------------------   --------------------

Beginning reserves:
  Direct                                  $1,443                   $695
  Ceded                                     (370)                  (293)
                                          ------                   ----
  Net                                      1,073                    402
Acquisition of Aetna P&C:
  Direct                                       -                    776
  Ceded                                        -                   (116)
Incurred losses and loss expenses:
  Direct                                      37                     49
  Ceded                                      (14)                    16
Losses paid:
  Direct                                      89                     65
  Ceded                                      (58)                   (36)
Ending reserves:
  Direct                                   1,391                  1,455
  Ceded                                     (326)                  (357)
                                          ------                 ------
  Net                                     $1,065                 $1,098
                                          ======                 ======

Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

The reserves carried for environmental and asbestos claims at June 30, 1997 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continue to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

Cumulative Injury Other Than Asbestos (CIOTA) Claims

Cumulative injury other than asbestos (CIOTA) claims are generally submitted to the Company under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

At June 30, 1997, approximately 18% of the net CIOTA reserves (i.e., approximately $204 million) are for pending CIOTA claims. The balance, approximately 82% (i.e., approximately $901 million) of the net CIOTA reserves, represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for CIOTA losses and loss expenses and reserves for the six months ended June 30, 1997 and 1996. In general, the Company posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims.

CIOTA Losses                          Six Months Ended       Six Months Ended
(millions)                              June 30, 1997          June 30, 1996
                                     --------------------   --------------------

Beginning reserves:
  Direct                                  $1,560                 $  374
  Ceded                                     (446)                     -
                                          ------                 ------
  Net                                      1,114                    374
Acquisition of Aetna P&C:
  Direct                                       -                    709
  Ceded                                        -                   (293)
Incurred losses and loss expenses:
  Direct                                      12                    544
  Ceded                                        -                   (160)
Losses paid:
  Direct                                      36                     36
  Ceded                                      (15)                    (4)
Ending reserves:
  Direct                                   1,536                  1,591
  Ceded                                     (431)                  (449)
                                          ------                 ------
  Net                                     $1,105                 $1,142
                                          ======                 ======

Corporate and Other

                                             Six Months Ended June 30,
                                   ---------------------------------------------
(millions)                                 1997                   1996
--------------------------------------------------------------------------------
                                             Net income            Net income
                                   Revenues   (expense)   Revenues  (expense)
--------------------------------------------------------------------------------
Net expenses (1)                          -       $(98)          -     $(107)
Net gain (loss) on sale of
subsidiaries and                          -          -           -       384
  affiliates
--------------------------------------------------------------------------------
Total Corporate and Other               $44       $(98)       $103     $ 277
================================================================================

(1) Net income (expense) includes $5 million of reported investment portfolio losses in 1996.

Net corporate expenses (before reported portfolio losses) were down in the first six months of 1997 compared to the first six months of 1996 reflecting higher income from corporate investments and lower borrowing costs.

Discontinued Operations

For the six months ended June 30, 1996, discontinued operations had a loss from operations of Basis of $41 million.

Liquidity and Capital Resources

TRV services its obligations primarily with dividends and other advances that it receives from subsidiaries. The subsidiaries' dividend-paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. TRV believes it will have sufficient funds to meet current and future commitments. Each of TRV's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Travelers Group Inc. (TRV)

TRV issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding.

TRV, Commercial Credit Company (CCC) and The Travelers Insurance Company (TIC) have a five-year revolving credit facility with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. This facility expires in June 2001. Currently $100 million is allocated to TRV, $850 million to CCC and $50 million to TIC. Under this facility TRV is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At June 30, 1997 this requirement was exceeded by approximately $5.2 billion. At June 30, 1997, there were no borrowings outstanding under this facility.

TRV has unused credit availability of $100 million under the five-year revolving credit facility. TRV may borrow under this revolving credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees.

In June 1997, the Company sold in a public offering 8.0 million depositary shares, each representing one-fifth of a share of 6.365% Cumulative Preferred Stock, Series F (Series F Preferred Stock) at an offering price of $50 per depositary share for an aggregate principal amount of $400 million. The Series F Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after June 16, 2007, the Company may redeem the Series F Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

In July 1997, the Company sold in a public offering 4.0 million depositary shares, each representing one-fifth of a share of 6.213% Cumulative Preferred Stock, Series G (Series G Preferred Stock) at an offering price of $50 per depositary share for an aggregate principal amount of $200 million. The Series G Preferred Stock has cumulative dividends payable quarterly commencing September 1, 1997 and a liquidation preference equivalent to $50 per depositary share plus accrued and accumulated unpaid dividends. On or after July 11, 2007, the Company may redeem the Series G Preferred Stock, in whole or in part, at any time at a redemption price of $50 per depositary share plus dividends accrued and unpaid to the redemption date.

On July 1, 1997 the Company redeemed all of the 7.5 million outstanding shares (15 million depositary shares) of its 9.25% Preferred Stock, Series D (Series D Preferred Stock). The aggregate principal amount of Series D Preferred Stock outstanding on June 30, 1997 was $375 million. All of the outstanding shares of the Series D Preferred Stock were redeemed at $50 per share ($25 per depositary share).

On July 28, 1997 the Company redeemed all of the 1.2 million outstanding shares (12 million depositary shares) of its 8.125% Cumulative Preferred Stock, Series A (Series A Preferred Stock). The aggregate principal amount of Series A Preferred Stock outstanding as of June 30, 1997 was $300 million. All of the outstanding shares of the Series A Preferred Stock were redeemed at $250 per share ($25 per depositary share), plus accrued and unpaid dividends through July 28, 1997.

Travelers Property Casualty Corp. (TAP)

TAP also issues commercial paper directly to investors and maintains unused credit availability under a committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP has a five-year revolving credit facility in the amount of $500 million with a syndicate of banks that expires in December 2001. TAP may borrow under this revolving credit facility at various interest rate options (LIBOR or base rate) and compensates the banks for the facility through commitments fees. Under this facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At June 30, 1997, this requirement was exceeded by approximately $3.0 billion. At June 30, 1997, there were no borrowings outstanding under this facility.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department. TAP received $145 million of dividends from its insurance subsidiaries during the first six months of 1997 and received an additional $100 million of dividends on July 1, 1997.

Commercial Credit Company (CCC)

CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. CCC has unused credit availability of $4.250 billion under five-year revolving credit facilities, (including the $850 million referred to above) and $1.0 billion under a 364-day facility. CCC may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At June 30, 1997, CCC would have been able to remit $313 million to its parent under its most restrictive covenants.

Salomon Smith Barney

Salomon Smith Barney's total assets were $292 billion at June 30, 1997, up from $246 billion at December 31, 1996. Due to the nature of trading activities, including matched book activities, it is not uncommon for asset levels to fluctuate from period to period. Salomon Smith Barney's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides Salomon Smith Barney with flexibility in financing and managing its business. Salomon Smith Barney monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

Salomon Smith Barney and Phibro Inc. have committed uncollateralized revolving lines of credit totaling $2.0 billion and $.5 billion, respectively, and may borrow under their revolving credit facilities at various interest rate options (LIBOR, CD or base rate) and compensate the banks for the facilities through commitment fees. In addition, Salomon Brothers Inc, a wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facility for financing securities positions which enables it to borrow on a secured basis using a variety of financial instruments as collateral and Salomon Brothers International Limited, a wholly owned subsidiary of Salomon Smith Barney, has a committed securities repurchase facility in the amount of $1 billion. At June 30, 1997 there were no outstanding borrowings under these facilities. Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting short-term requirements.

Unsecured term debt is a significant component of Salomon Smith Barney's long-term capital. Term debt totaled $18.8 billion at June 30, 1997, compared with $15.7 billion at December 31, 1996.

Salomon Smith Barney's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of borrowings generally fluctuates in response to changes in the level of securities inventories, customer balances, the amount of reverse repurchase transactions outstanding (i.e., purchases of securities under agreements to resell the same security) and securities borrowed transactions. As these activities increase, borrowings generally increase to fund the additional activities. Availability of financing can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. Salomon Smith Barney seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

Salomon Smith Barney monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, Salomon Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that its access to unsecured financing is impaired. It's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins. In addition, Salomon Smith Barney monitors its leverage and capital ratios on a daily basis. The net assets (total assets less securities purchased under agreements to resell) to equity ratio at June 30, 1997 and December 31, 1996 was 24.2x and 20.7x, respectively.

The Travelers Insurance Company (TIC)

At June 30, 1997, TIC had $23.3 billion of life and annuity product deposit funds and reserves. Of that total, $12.4 billion is not subject to discretionary withdrawal based on contract terms. The remaining $10.9 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal is $1.7 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.3 billion of the life insurance and individual annuity liabilities, which are subject to discretionary withdrawal and have an average surrender charge of 4.8%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.9 billion of liabilities is surrenderable without charge. More than 17% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

TIC issues commercial paper to investors and maintains unused committed revolving credit facilities at least equal to the amount of commercial paper outstanding. TIC may borrow under this revolving credit facility at various rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. Currently, TIC has unused credit availability of $50 million under the five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval, of which $200 million has been paid during the first six months of 1997.